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                                                                    EXHIBIT 11.1

                       AWARD SOFTWARE INTERNATIONAL, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                             -------------------------------------------------------------------
                                                                                     SIX MONTH
                                                                   YEAR ENDED      PERIOD ENDED
                                                                  DECEMBER 31,     JUNE 30, 1995     SIX MONTH
                                             SIX MONTHS ENDED    ---------------   -------------   PERIOD ENDED
    In thousands, except per share data      DECEMBER 31, 1993    1994     1995                    JUNE 30, 1996
                                             -----------------   ------   ------                   -------------
                                                                                            (Unaudited)
Net income (loss)..........................  $          (1,178)  $1,258   $1,165   $         381   $       1,103
                                             -----------------   ------   ------   -------------   -------------
Weighted average Common and Common
  Equivalent Shares
  Common Stock.............................              3,842    3,842    3,612           3,842           3,092
  Common Stock equivalents from stock
     options/warrants using the treasury
     stock method..........................                 --       --      423             348             473
  Shares of Common Stock issued and options
     and warrants granted in accordance
     with SAB No. 83.......................              2,503    2,503    2,503           2,503           2,503
                                             -----------------   ------   ------   -------------   -------------
          Total............................              6,345    6,345    6,538           6,693           6,068
                                              ================   ======   ======    ============    ============
Net income (loss) per share................  $           (0.19)  $ 0.20   $ 0.18   $        0.06   $        0.18
                                              ================   ======   ======    ============    ============


Net Income (Loss) per Share
Net income (loss) per share is computed using the weighted average number of common and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares (using the treasury stock method and the assumed public offering price) issued by the Company within 12 months prior to the Company's initial public offering filing and through the effective date of such filing have been included in the calculation as if they were outstanding for all periods presented.